Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Receives $20 Million Contract for Commercial Aircraft Antennas

Leading Mobile Satellite TV Manufacturer KVH to Design and Build Next-generation Satellite TV Systems for Domestic Commercial Airliners

MIDDLETOWN, RI – February 22, 2008 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of in-motion satellite TV and communication systems for mobile platforms, announced today that it is entering the commercial aviation market following the award of a $20.1 million contract from a leading in-flight entertainment supplier. Under the terms of the multi-year contract, KVH will design, develop, and manufacture new DIRECTV-compatible satellite TV antennas to be used on narrowbody commercial aircraft operating in the United States.

“This new endeavor marks a significant and logical step in KVH’s evolution as a leading source for innovative mobile broadband technology on land, sea, and now in the air,” said Martin Kits van Heyningen, KVH’s chief executive officer. “As KVH has demonstrated in boats and vehicles around the globe over the last 15 years, live satellite television content like sporting events and breaking news is a compelling product for consumers.”

KVH will be building upon its award-winning TracVision mobile satellite TV technology, currently used on vessels, cars, recreational vehicles, and trucks. With this technology as a foundation, KVH will develop a new, low-profile antenna designed to mount on the fuselage of commercial aircraft.

“In the aviation market, passenger demand for premier in-flight entertainment and the recognition by airlines that live programming offers competitive and financial benefits is driving significant growth. We look forward to working with our customer to meet that demand and foster the expansion of this market in the future,” concluded Mr. Kits van Heyningen.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc. (www.kvh.com), is a leading provider of in-motion satellite TV and communication systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on boats, RVs, trucks, buses, and automobiles. Winner of the prestigious General Motors Innovative Design Award, 2 CES Innovation Awards, 23 National Marine Electronics Association “Best Product” awards, the DAME Award in the Marine Electronics category, and a finalist for the Automotive News PACE Award, KVH’s mission is to connect mobile customers with the same digital television entertainment, communications, and Internet services that they enjoy in their home and offices.

This release may contain certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, those discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracVision are registered trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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